YUM! BRANDS, INC.
2025 LONG TERM INCENTIVE PLAN

FORM OF GLOBAL YUM! STOCK APPRECIATION RIGHTS AGREEMENT

Grant Date:	[Insert]
Grantee:	Name
Aggregate Number of SARs Subject to Award:	xxx
Vesting Schedule:	25% on each of the first, second, third and fourth anniversaries of the Grant Date

This GLOBAL YUM! STOCK APPRECIATION RIGHTS AGREEMENT (“Agreement”) is made as of the [__]th day of [_____], 20[__], by and between YUM! BRANDS, INC., a North Carolina corporation having its principal office at 1441 Gardiner Lane, Louisville, Kentucky 40213, U.S.A. (“YUM!”), and [________] (the “Participant”).
W I T N E S S E T H
WHEREAS, the shareholders of YUM! approved the YUM! Brands, Inc. 2025 Long Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan;
WHEREAS, pursuant to authority granted to it in said Plan, the Management Planning and Development Committee of the Board of Directors of YUM! (the “Committee”), has granted to the Participant stock appreciation rights (to be known hereinafter as “YUM! Stock Appreciation Rights”) with respect to the number of shares of YUM! common stock as set forth below;
WHEREAS, YUM! Stock Appreciation Rights granted under the Plan are to be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee shall determine;
WHEREAS, capitalized terms used but not defined in this Global YUM! Stock Appreciation Rights Agreement shall have the meaning set forth in the Plan;
NOW, THEREFORE, it is mutually agreed as follows:
1.Grant. In consideration of the Participant remaining in the employ of YUM! or one of its divisions or Subsidiaries (collectively the “Company”), YUM! hereby grants to the Participant, as of [_________], 20[__] (the “Grant Date”), on the terms and conditions set forth in this Global YUM! Stock Appreciation Rights Agreement, including any country-specific terms set forth in the attached appendix (the “Appendix” and together with the Global YUM! Stock Appreciation Rights Agreement, the “Award Agreement”) and the Plan, stock appreciation rights with respect to an aggregate number of shares of Stock as set forth above in this Agreement (the “Covered Shares”), with an Exercise Price of $[___] per share, which was the Closing Value (as defined in Section 26) of a share of Stock on the Grant Date.
2.Exercisability.
(a)Provided the Participant remains continuously employed by the Company through the applicable vesting date and subject to the terms and conditions of this Award Agreement including, without limitation, Section 4, the YUM! Stock Appreciation Rights shall vest and become exercisable (i) with respect to one-fourth (1/4) of the Covered Shares on the one-year anniversary of the Grant Date (i.e., [________], 20[__], which is referred to as the “Initial Vesting Date” and each such anniversary, a “Vesting Date”), and (ii) after the Initial Vesting Date, with respect to an additional one-fourth (1/4) of the Covered Shares at each of (1) the two-year anniversary of the Grant Date, (2) the three-year anniversary of the Grant Date, and (3) the four-year anniversary of the Grant Date, respectively.
(b)Exercisable YUM! Stock Appreciation Rights must be exercised no later than 4PM Eastern Standard Time (“EST”), [________], 20[__]. The time during which YUM! Stock Appreciation Rights are exercisable is referred to as the “YUM! Stock Appreciation Right Term.” If the expiration date falls on a New York Stock Exchange market holiday or weekend, 4PM EST will mean the business day prior to the expiration date.
(c)Once exercisable and until the end of the YUM! Stock Appreciation Term or such earlier date of the termination of the YUM! Stock Appreciation Rights as set forth in Section 4, all or a portion of the exercisable YUM! Stock Appreciation Rights may be exercised from time to time and at any time under procedures that the Committee shall establish from time to time, including, without limitation, procedures regarding the frequency of exercise and the minimum number of YUM! Stock Appreciation Rights which may be exercised at any time. Fractional YUM! Stock Appreciation Rights may not be exercised and no fractional shares shall be deliverable hereunder. No omission to exercise a YUM! Stock Appreciation Right shall result in the lapse of any other YUM! Stock Appreciation Right granted hereunder until the forfeiture, expiration or termination of such YUM! Stock Appreciation Right. The YUM! Stock Appreciation Rights shall terminate and expire no later than the end of the YUM! Stock Appreciation Right Term.
3.Exercise Procedure. Subject to the terms and conditions set forth herein, YUM! Stock Appreciation Rights may be exercised by giving notice of exercise to Merrill Lynch, the stock plan administrator (or any other stock plan administrator or vendor designated by YUM!) in the manner specified from time to time by YUM! or the stock plan administrator. Upon the exercise of a YUM! Stock Appreciation Right with respect to a share of Stock, the Participant shall receive an amount from YUM! which is equal to the excess of the market price of a share of Stock at the time of exercise over the Exercise Price of one share of Stock. Such amount will be paid to the Participant, in shares of Stock (based on the market price of such shares at the date of exercise), and in cash with respect to any fractional shares or in a combination thereof as determined by the Committee in its sole discretion, subject to satisfaction of all Tax-Related Items (as defined in Section 6 below).

4.Effect of Termination of Employment, Death, Retirement, and Special Termination.
(a)The Participant shall have a period of 90 days following the Participant’s termination of employment with the Company (as determined in accordance with Section 7(h) below) to exercise YUM! Stock Appreciation Rights that are vested and exercisable as of the Participant’s last day of employment, but such exercise period shall not extend beyond the end of the YUM! Stock Appreciation Right Term. Except as otherwise provided in this Section 4 or as otherwise provided by the Committee, the YUM! Stock Appreciation Rights shall automatically expire, and no YUM! Stock Appreciation Right may be exercised after, such 90-day period (or, if earlier, the last day of the YUM! Stock Appreciation Right Term).
(b)In the event the Participant’s employment with the Company is involuntarily terminated by the Company other than for cause (as determined by the Company in its sole discretion), including, without limitation, as a result of (i) a disposition (or similar transaction) with respect to an identifiable Company business or segment (“Business”), and in accordance with the terms of the transaction, the Participant and a substantial portion of the other employees of the Business continue in employment with such Business or commence employment with its acquiror, (ii) the elimination of the Participant’s position within the Company, or (iii) the selection of the Participant for work force reduction (whether voluntary or involuntary), the YUM! Stock Appreciation Rights will pro rata vest on a monthly basis for the annual vesting period in which the termination occurs such that a portion of the Participant’s otherwise unvested YUM! Stock Appreciation Rights for the annual vesting period in which the termination occurs will vest based on the time the Participant was employed during such vesting period up to the last day of employment (as determined in accordance with Section 7(h) below) and all unvested YUM! Stock Appreciation Rights will be forfeited. For purposes of the proration, Participant will be given vesting credit for any month in which he or she is actively employed for at least one day. In the event the Participant’s employment with the Company is terminated for cause (as determined by the Company in its sole discretion), the Participant’s outstanding YUM! Stock Appreciation Rights will be forfeited and become unexercisable upon such termination unless otherwise provided by the Committee.
(c)In the event the Participant’s employment with the Company is terminated by reason of Participant’s death, all unvested YUM! Stock Appreciation Rights will immediately vest as of the date of Participant’s death. The Participant’s vested YUM! Stock Appreciation Rights vested pursuant to this paragraph may be exercised before the earlier of: (i) the five year anniversary of the Participant’s death or (ii) the end of the Stock Appreciation Right Term set forth in this Award Agreement. The Participant’s vested YUM! Stock Appreciation Rights may be exercised during the YUM! Stock Appreciation Right Term in accordance with this Award Agreement.

(d)In the event the Participant’s employment with the Company is terminated by reason of Retirement (as defined in Section 26), and such Participant is Retirement eligible on his or her date of Retirement, the Participant’s YUM! Stock Appreciation Rights will continue to vest following Participant’s Retirement through the fourth anniversary of the Grant Date, provided that Participant remains actively employed by YUM! through the one-year anniversary of the Grant Date. The Participant’s vested YUM! Stock Appreciation Rights that vest pursuant to this paragraph must be exercised before the earlier of: (i) the five-year anniversary of the Participant’s Retirement or (ii) the end of the Stock Appreciation Right Term set forth in this Award Agreement, and all unvested YUM! Stock Appreciation Rights will be forfeited.
(e)In the event the Participant’s employment with the Company is terminated by reason of Special Termination (as defined in Section 26), the YUM! Stock Appreciation Rights will vest pro rata on a monthly basis for the annual vesting period in which the termination occurs such that a portion of the Participant’s otherwise unvested YUM! Stock Appreciation Rights for the annual vesting period in which the termination occurs will vest based on the time the Participant was employed during the vesting period up to the last day of employment (as determined in accordance with subsection 7(h) below) and all unvested YUM! Stock Appreciation Rights will be forfeited. The Participant’s vested YUM! Stock Appreciation Rights may be exercised during the YUM! Stock Appreciation Right Term in accordance with this Award Agreement.

5. Compensation Recovery Policy
(a)The Participant acknowledges and agrees that the YUM! Stock Appreciation Rights granted to Participant under this Award Agreement shall be subject to the YUM! Brands, Inc. Compensation Recovery Policy, amended and restated November 16, 2023 (“Compensation Recovery Policy”), and as in effect on the date of this Award Agreement and as amended from time to time.
(b)This Award Agreement is a voluntary agreement, and the Participant has voluntarily chosen to accept this Award Agreement. The Participant understands that all YUM! Stock Appreciation Rights provided under the Award Agreement and all amounts paid to the individual under the Award Agreement are contingent on YUM!’s financial statements not being subject to a material restatement. As a condition of the Award Agreement, the Participant specifically agrees that the Committee may cancel, rescind, suspend, withhold or otherwise limit or restrict the YUM! Stock Appreciation Rights for any individual party to such an agreement due to a material restatement of YUM!’s financial statements, as provided in the Compensation Recovery Policy. In the event that amounts have been paid to the Participant pursuant to the Award Agreement and the Committee determines that the Participant must repay an amount to the Company as a result of the Committee’s cancellation, rescission, suspension, withholding or other limitation or restriction of rights, the Participant agrees, as a condition of being awarded such rights, to make such repayments.
6.Responsibility for Taxes.
(a)The Participant acknowledges that regardless of any action taken by YUM! or, if different, the Participant’s employer (the “Employer”) the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant

(“Tax-Related Items”), is and remains the Participant’s responsibility and may exceed the amount actually withheld by YUM! and/or the Employer. The Participant further acknowledges that YUM! and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of any YUM! Stock Appreciation Right, including but not limited to, the grant, vesting or exercise of the YUM! Stock Appreciation Right, the subsequent sale of Stock acquired under the Plan pursuant to such exercise and the receipt of any dividends; and (ii) do not commit and are under no obligation to structure the terms of the grant or any aspect of a YUM! Stock Appreciation Right to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant becomes subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable, tax withholding event, as applicable, the Participant acknowledges that YUM! and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)Prior to any relevant taxable, tax withholding event, the Participant shall pay or make adequate arrangements satisfactory to YUM! and/or the Employer to satisfy all Tax-Related Items. In this regard, Participants who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Insiders”) and who have not otherwise made adequate arrangements to satisfy Tax-Related Items authorize YUM! and/or the Employer, at their sole discretion, to satisfy the obligations with respect to Tax-Related Items by one or a combination of the following: (i) withholding from the Participant’s wages or other cash compensation paid to him or her by the Company; or (ii) withholding from the proceeds of the sale of shares acquired upon exercise of a YUM! Stock Appreciation Right, either through a voluntary sale or through a mandatory sale arranged by YUM! (on the Participant’s behalf pursuant to this authorization); or (iii) withholding in shares to be issued upon exercise of the YUM! Stock Appreciation Rights. Section 16 Insiders who have not otherwise made adequate arrangements to satisfy Tax-Related Items authorize YUM! and/or the Employer, or their respective agents, to satisfy the obligations with respect to Tax-Related Items by withholding from the proceeds of the sale of shares acquired upon exercise of a YUM! Stock Appreciation Right.
(c)Depending on the withholding method, YUM! or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares, for tax purposes, the Participant will be deemed to have been issued the full number of shares subject to the exercised YUM! Stock Appreciation Rights, notwithstanding that a number of shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Participant’s participation in the Plan.
(d)The Participant shall pay to YUM! or the Employer any amount of Tax-Related Items that YUM! or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan or the Participant’s acquisition of shares upon exercise of the YUM! Stock Appreciation Rights that cannot be satisfied by the means previously described. YUM! may refuse to honor the exercise and refuse to issue or deliver the shares or the proceeds of the sale of the shares to the Participant if the Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items.
7.Nature of Grant. In accepting the YUM! Stock Appreciation Rights, the Participant acknowledges, understands and agrees that:
(a)The Plan is established voluntarily by YUM!; it is discretionary in nature; and YUM! or the Committee has the right to modify, amend, suspend or terminate the Plan and/or this Agreement at any time, to the extent permitted by the Plan;
(b)all decisions with respect to future stock appreciation right grants, if any, will be at the sole discretion of YUM!;
(c)the Participant is voluntarily participating in the Plan;
(d)the YUM! Stock Appreciation Rights and any shares of Stock (or cash) acquired under the Plan are not part of normal or expected compensation or salary;
(e)the YUM! Stock Appreciation Rights grant is voluntary and occasional and does not create any contractual or other right to receive future grants or stock appreciation rights, or benefits in lieu of stock appreciation rights, even if stock appreciation rights have been granted in the past;
(f)the Participant’s participation in the Plan shall not be interpreted to form an employment contract or relationship with YUM! or the Employer or any Subsidiary or affiliate of YUM!;
(g)the future value of the underlying shares is unknown and cannot be predicted with certainty;
(h)if the underlying shares do not increase in value, the YUM! Stock Appreciation Right will have no value;
(i)in the event of termination of Participant’s employment with the Company (whether or not in breach of local labor laws), the Participant’s right to receive the YUM! Stock Appreciation Rights and to vest in the YUM! Stock Appreciation Rights under the Plan, if any, will terminate effective as of the date that Participant is no longer actively employed with the Company (subject to the terms and conditions of this Award Agreement) and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of termination of employment with the Company (whether or not in breach of local labor laws), the Participant’s right to exercise the YUM! Stock Appreciation Rights after termination of employment, if any, will be measured by the Participant’s last day of active employment with the Company (subject to the terms and conditions of this Award Agreement) and will not be extended by any notice period mandated under local law. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively employed with the Company for purposes of his or her YUM! Stock Appreciation Right grant;
(j)by accepting the YUM! Stock Appreciation Rights covered by this Award Agreement, Participant agrees to an amendment to the terms of all prior Global YUM! Stock Appreciation Rights Award Agreements between the Company and Participant pursuant to which there are currently unvested or unexercised YUM! Stock Appreciation Rights outstanding, to add a new Section to such Award Agreements which is identical to Section 13, Restrictive Covenants, of this Agreement.
(k)for Participants who reside outside the U.S., the following additional provisions shall apply:
(i)the YUM! Stock Appreciation Rights and any shares (or cash) acquired under the Plan are not intended to replace any pension rights or compensation;
(ii)the YUM! Stock Appreciation Rights and the shares (or cash) acquired under the Plan are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to YUM! or to the Employer and are outside the scope of Participant’s employment contract, if any; such items shall not be included in or part of any calculation of any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for YUM! or the Employer; and
(iii)no claim or entitlement to compensation or damages shall arise from forfeiture of the YUM! Stock Appreciation Rights resulting from termination of the Participant’s employment by YUM! or the Employer (whether or not in breach of local labor laws) and in consideration of the grant of the YUM! Stock Appreciation Rights to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company, waives his or her ability, if any, to bring any such claim and releases the Company from any such claim if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.
8.No Advice Regarding Grant. YUM! is not providing any tax, legal or financial advice, nor is YUM! making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying shares. The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.
9.Adjustment for Change in Stock. The number of YUM! Stock Appreciation Rights awarded pursuant to this Award, and the Exercise Price and other relevant terms of the Award, may be adjusted by the Committee in accordance with the Plan to reflect certain corporation transactions which affect the number, type or value of the YUM! Stock Appreciation Rights and the shares of Stock to which they relate
10.Nontransferability. These YUM! Stock Appreciation Rights are personal to the Participant and, during his or her lifetime, may be exercised only by the Participant. Unless otherwise approved by the Committee, the YUM! Stock Appreciation Rights shall not be transferable or assignable, other than by will or the laws of descent and distribution, and any such purported transfer or assignment shall be null and void. In the event of the Participant’s death, the YUM! Stock Appreciation Rights may be exercised by the Participant’s designated beneficiary (or, if none, his or her legal representative).
11.Change in Control. If a Change in Control (as defined in the Plan) occurs prior to the date on which all Stock Appreciation Rights have become fully vested pursuant to Section 2 of this Agreement, the provisions of Section 5 of the Plan shall apply with respect to the YUM! Stock Appreciation Rights.
12.Notices. Any notice to be given to YUM! under the terms of this Award Agreement shall be addressed to YUM! at 1441 Gardiner Lane, Louisville, Kentucky 40213, U.S.A., Attention: Vice President, Total Rewards, or such other address (including any email address) as YUM! may hereafter designate to the Participant. Any such notice shall be deemed to have been given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal or other official postal service for the Participant’s country.
13.Restrictive Covenants. By accepting the YUM! Stock Appreciation Rights, and in consideration of these rights and receipt of confidential information from the Company during his or her employment, Participant specifically agrees to the restrictive covenants contained in this Section 13 (the “Restrictive Covenants”) and agrees that the Restrictive Covenants and the remedies described herein are reasonable and necessary to protect the legitimate interests of the Company. Sections 13(b) and 13(c) apply to Participants who are Level 15 employees (or the equivalent of Level 15 employee) of the Company or above. By accepting the Stock Appreciation Rights awarded in this Agreement, Participant acknowledges that he or she had a period of at least fourteen (14) calendar days to review this Agreement before accepting the award and that voluntarily accepting the terms of the award in this Agreement before the expiration of the review period shall serve as a waiver of the review period.
(a)Confidentiality. In consideration for receiving the YUM! Stock Appreciation Rights, Participant acknowledges that the Company is engaged in a competitive business environment and has a substantial interest in protecting its confidential information. Participant agrees that he or she has received and continues to receive, by virtue of his or her position with the Company, access to confidential information (including trade secrets) related to the Company and its business, and Participant agrees, during his or her employment with the Company and thereafter, maintain the confidentiality of the Company’s confidential information and to use such confidential information for the exclusive benefit of the Company. Notwithstanding the foregoing, nothing in this Agreement prohibits or should be deemed to limit Participant (i) from disclosing information in good faith to any federal, state, or local governmental agency, legislative body, or official (or staff member to the foregoing) regarding an alleged violation of law or regulation; (ii) from disclosing information in response to legal process, such as a subpoena to testify at a deposition or in court; (iii) from disclosing or discussing, either orally or in writing, information about alleged discriminatory or unfair employment practices (including without limitation the underlying facts of any alleged discriminatory or unfair employment practice) or other unlawful acts in the workplace or at activities coordinated or sponsored by the Company, whether on or off the Company’s premises, such as harassment (including sexual harassment), discrimination, retaliation, wage and hour violations, sexual assault, violations of public policy, an unfair labor or employment practice, alleged unlawful workplace health and safety practices or hazards related to a public health emergency, or any other conduct that the Participant has reason to believe is unlawful; or (iv) from otherwise making disclosures that are protected under applicable law, including, without limitation, exercising rights under Section 7 of the NLRA to the extent applicable to Participant. In accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), (A) an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding and (B) if an individual files a lawsuit for retaliation against the Company, or any affiliate, parent, or subsidiary, for reporting a suspected violation of law, the individual may disclose the Company’s, or its affiliate, parent, or subsidiary’s, trade secrets with the individual’s attorney and use the trade secret information related to that suspected violation of law in the court proceeding if the individual: (a) files any document containing the trade secret under seal; and (b) does not disclose the trade secret, except pursuant to court order.
(b)Competitive Activity. Except as set forth in Section 25 below, during Participant’s employment with the Company and for one year following the termination of Participant’s employment for any reason whatsoever, Participant agrees and covenants that: Participant shall not either directly or indirectly, alone or in conjunction with any other party or entity, perform services, work or consulting for one or more Competitor Companies (as defined in Section 26 below) anywhere in the Territory if such services, work or consulting involve (i) developing or implementing strategies to compete with the Company; or (ii) directly or indirectly supervising or managing employees or other personnel who compete with the Company; or (iii) engaging in duties or responsibilities related to executive management, executive leadership, business strategies, business development, mergers and acquisitions processes, marketing and sales, manufacturing processes, environmental, health and safety processes, supply chain management, capital spending, process and continuous improvement methodologies, or any other duties or activities similar to those the Participant performed for the Company during the Pre-

Termination Period. Notwithstanding the foregoing, if the entity that employs the Participant is divested by YUM! such that the employing entity is no longer one of YUM!’s divisions or direct or indirect Subsidiaries, then (i) the closing date of the divestiture of the employing entity shall be deemed a “termination of employment with the Company” for purposes of this Agreement and (ii) the Participant’s continued employment with the employing entity following the divestiture shall not be deemed a breach of this Section 13(b).
In the event that any portion of this Section 13(b) shall be determined by a court or arbitrator to be unenforceable because it is unreasonably restrictive in any respect, it shall be interpreted to extend over the maximum period of time for which it reasonably may be enforced and to the maximum extent for which it reasonably may be enforced in all other respects, and enforced as so interpreted, all as determined by such court or arbitrator in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Award Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.
(c)Non-Solicitation. Except as otherwise set forth in Section 25 below, during Participant’s employment and for eighteen months following the later of (i) termination of Participant’s employment for any reason whatsoever, Participant shall not:
(i)induce or attempt to induce any employee of the Company to leave the employ of Company;
(ii)induce or attempt to induce any employee of the Company to work for, render services to, or provide advice to any third party;
(iii)induce or attempt to induce any current or former employee of the Company to supply confidential information of Company to any third party, except where disclosure of a suspected violation of law is made to a federal, state, or local government official or to an attorney for the purpose of reporting or investigating a suspected violation of law or in a complaint or other document filed in a lawsuit or other proceeding, if such complaint or other document is filed under seal;
(iv)employ, or otherwise pay for services rendered by, any employee of the Company in any business enterprise with which Participant may be associated, connected or affiliated;
(v)induce or attempt to induce any customer, franchisee, supplier, licensee, licensor or other business relation of Company to cease doing business with Company, or in any way interfere with the then existing business relationship between any such customer, franchisee, supplier, licensee, licensor or other business relation and Company; or
(vi)assist, solicit, or encourage any other third party, directly or indirectly, in carrying out any activity set forth above that would be prohibited by any of the provisions of this Award Agreement if such activity were carried out by Participant. In particular, Participant will not, directly or indirectly, induce any employee of Company to carry out any such activity.
The Company and Participant agree that the provisions of this Section 13 contain restrictions that are not greater than necessary to protect the interests of the Company.
(d)Partial Invalidity. If any portion of this Section 13 is determined by a court or arbitrator to be unenforceable in any respect, it shall be interpreted to be valid to the maximum extent for which it reasonably may be enforced, and enforced as so interpreted, all as determined by such arbitrator in such action. Participant acknowledges the uncertainty of the law in this respect and expressly stipulates that this Award Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

(e)Clawback & Recovery. Participant agrees that a breach of any of the Restrictive Covenants set forth in this Section 13 would cause material and irreparable harm to the Company. Accordingly, Participant agrees that if the Committee, in its sole discretion, determines that Participant has violated any of the Restrictive Covenants contained in this Section 13, either during employment with the Company or after such employment terminates for any reason, the following rules shall apply:

(i)The Committee may (A) terminate such Participant’s participation in the Plan and/or (B) send a “Recapture Notice” that will (1) cancel all or a portion of this or any outstanding YUM! Stock Appreciation Rights, (2) require the return of any shares of Stock received upon exercise of this or any prior YUM! Stock Appreciation Rights and/or (3) require the reimbursement to the Company of any net proceeds received from the sale of any shares of Stock acquired as a result of such exercise or exercises.

(ii)Under this Section 13, the obligation to return shares of Stock received and/or to reimburse the Company for any net proceeds received, pursuant to a Recapture Notice, shall be limited to shares and/or proceeds received by Participant within the period that is one year prior to and one year following the Participant’s termination of employment.

(iii)The Committee has sole and absolute discretion to take action or not to take action pursuant to this Section 13 upon determination of a breach of a Restrictive Covenant, and its decision not to take action in any particular instance shall not in any way limit its authority to send a Recapture Notice in any other instance.

(iv)Any action taken by the Committee pursuant to this Section 13(e) is without prejudice to any other action the Committee may choose to take upon determination that the Participant has violated a Restrictive Covenant contained herein.

(v)This Section 13(e) will cease to apply upon a Change in Control.

(f)Right of Set Off. By accepting the YUM! Stock Appreciation Rights, Participant agrees that the Company may set off any amount owed to Participant (including wages or other compensation, fringe benefits or vacation pay) against any amounts Participant owes under this Section 13.
14.Binding Effect.
(a)This Award Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to YUM!, whether by merger, consolidation or the sale of all or substantially all of YUM!’s assets. YUM! will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of YUM! to expressly assume and agree to perform this Award Agreement in the same manner and to the same extent that YUM! would be required to perform if no such succession had taken place.
(b)This Award Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom a YUM! Stock Appreciation Right may be transferred by will, the applicable laws of descent and distribution or consent of the Committee.
15.Plan Incorporated. Participant acknowledges availability and accessibility of the Plan document, this Agreement, the Plan prospectus and either YUM!’s latest annual report to shareholders or annual report on Form 10-K on the Plan and/or YUM websites and agrees that this award of Stock Appreciation Rights shall be subject to all of the terms and conditions set forth in the Plan and this Agreement and that the Plan is incorporated herein. Participant understands that Participant may request paper copies of the foregoing documents by contacting YUM!’s executive compensation department. Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan except as expressly provided otherwise in this Agreement. Except as defined herein, capitalized terms shall have the same meanings ascribed to them under the Plan.
16.Data Protection. This Section 16 applies if the Participant resides outside the U.S. By entering into this Award Agreement, the Participant:
(a)hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this Award Agreement and any other grant materials, by and among, as applicable, the Employer, YUM! and any Subsidiary or affiliate of YUM!, for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan;

(b)acknowledges that YUM! and the Employer may hold certain personal information about him or her, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, details of all YUM! Stock Appreciation Rights or any other entitlement to Stock outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”);
(c)acknowledges and agrees that Data may be transferred to Merrill Lynch or such other service provider as may be selected by YUM!, which is assisting with the implementation, administration and management of the Plan (presently or in the future), that these recipients may be located in the Participant’s country of residence or elsewhere (e.g., the United States), and that the recipient’s country may have different data privacy laws and protections to those of the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of Data by contacting his or her local human resources representative; and
(d)authorizes the Employer, YUM!, Merrill Lynch and any other possible recipients which may assist YUM! (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired under the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that refusing or withdrawing his or her consent may affect his ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.
17.Plan Controls. The YUM! Stock Appreciation Rights and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any Operating Guidelines or other policies or regulations which govern administration of the Plan, which shall be controlling. YUM! reserves its right to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that YUM! Stock Appreciation Rights outstanding under the Plan at the time of such amendment or termination shall not be adversely affected thereby, as set forth in Section 7 of the Plan. All interpretations or determinations of the Committee shall be final, binding and conclusive upon the Participant and his or her legal representatives on any question arising hereunder or under the Plan, the Operating Guidelines or other policies or regulations which govern administration of the Plan.

18.Rights to Future Grants; Compliance with Law. By entering into this Award Agreement, the Participant acknowledges and agrees that the Award and acceptance of the YUM! Stock Appreciation Rights pursuant to this Award Agreement is voluntary and occasional and does not entitle the Participant to future grants of stock appreciation rights or other awards in the future under the Plan or any other plan even if stock appreciation rights have been granted repeatedly in the past. The Participant further agrees to seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of YUM! Stock Appreciation Rights and Stock and the exercise of YUM! Stock Appreciation Rights, including, without limitation, currency and exchange laws, rules and regulations. The Participant shall have no rights as a shareholder of YUM! until a YUM! Stock Appreciation Right is exercised and shares subject thereto have been issued to the Participant.
19.Governing Law & Venue. Except as otherwise set forth in Section 25 below, the Participant’s participation in the Plan and this Award Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without giving effect to the principles of conflicts of laws thereof.
For purposes of litigating any dispute that arises in connection with this grant, the Participant’s participation in the Plan or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Kentucky and agree that such litigation shall be conducted in the courts of Jefferson County, Kentucky, or the federal courts for the United States for the Western District of Kentucky, where this grant is made and/or to be performed.
20.Language. If the Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
21.Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and to agree to participate in the Plan through an online or electronic system established and maintained by YUM! or a third party designated by YUM!.
22.Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
23.Imposition of Other Requirements. The Committee reserves the right to impose other requirements on the Participant’s participation in the Plan and on any Stock acquired under the Plan, to the extent the Committee determines it is necessary or advisable in order to comply with local laws or to facilitate the administration of the Plan, and to require the Participant to accept the terms of any additional agreements or undertakings that may be necessary to accomplish the foregoing.
24.Appendix. Notwithstanding any provisions in this Agreement, the Award of Stock Appreciation Rights shall be subject to any special terms and conditions set forth in any

Appendix to this Agreement for Participant’s country. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent YUM! determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
25.Acknowledgements and Exceptions for Certain States. If Participant primarily resides in or provides the majority of his or her services to the Company in any of the states listed below, the below exceptions and acknowledgments shall apply. For avoidance of doubt, Participant is deemed to provide the majority of his or her services to the Company at the office or other worksite to which he or she is assigned by the Company, or, if approved to work in a fully-remote role, the location of Participant’s legal residence, which is known to and approved by the Company.

(a)California. The covenants in Sections 13(b) and 13(c) shall apply to the Participant during the Participant’s employment with the Company but shall not apply to the Participant after the termination of the Participant’s employment with the Company, and Section 19 shall not apply to the Participant.
(b)Colorado. The covenants in Section 13 shall be interpreted to apply to the full extent permitted by Colo. Rev. Stat. § 8-2-113 and shall not be interpreted to apply in any manner that would constitute a violation of Colorado law; Section 13(b) shall apply to the Participant during the Participant’s employment with the Company but shall not apply to the Participant after the termination of the Participant’s employment with the Company unless, at the time this Agreement is entered into and the time it is enforced, the Participant earns an amount of annualized cash compensation equivalent to or greater than the threshold amount for highly compensated workers defined by the Colorado Department of Labor; Section 13(c) shall apply to the Participant during the Participant’s employment with the Company but shall not apply to the Participant after the termination of the Participant’s employment with the Company unless, at the time this Agreement is entered into and the time it is enforced, the Participant earns an amount of annualized cash compensation equivalent to or greater than sixty percent (60%) of the threshold amount for highly compensated workers defined by the Colorado Department of Labor; and Section 19 shall not apply to the Participant.
(c)Minnesota. Section 13(b) shall apply to the Participant during the Participant’s employment with the Company but shall not apply to the Participant after the termination of the Participant’s employment with the Company and Section 19 shall not apply to the Participant.
(d)Washington. Section 13(b) shall apply to the Participant during the Participant’s employment with the Company but shall not apply to the Participant after the termination of the Participant’s employment with the Company unless the Participant’s earnings from the Company, when annualized, exceed the amount set forth in RCW 49.62.020 and RCW 49.62.04 and Section 19 shall not apply to the Participant. The Participant acknowledges and agrees that by this Agreement the Company has notified the Participant that, even if this Agreement is deemed to be unenforceable at the time of Employee’s execution of this Agreement, the

Agreement may be enforceable against Employee in the future due to changes in Employee’s compensation.
26.Definitions. As used in this Award Agreement, the following terms shall have the meanings set forth below:
(a) “Closing Value” of a share of Stock on any date shall mean an amount equal to the closing sales price of a share of Stock as reported on the composite tape for securities listed on The New York Stock Exchange, on the date in question (or, if no sales of Stock were made on said Exchange on such date, on the next preceding day on which sales were made on such Exchange), rounded to two decimal places.
(b)A “Competitor Company” shall be defined as: (i) any company or other entity engaged as a “quick service restaurant” (“QSR”) and (ii) any entity under common control with an entity included in (i) above. Competitor Companies covered under this definition include, but are not limited to: McDonald’s, Domino’s Pizza, Starbucks, Wendy’s, Papa John’s, Restaurant Brands International (including Burger King, Tim Horton’s and Popeye’s Chicken), Culver’s, In-N-Out Burger, Sonic, Hardee’s, Arby’s, Jack-in-the-Box, Chick-fil-A, Chipotle, Q-doba, Panera Bread, Subway, Dunkin’ Brands, Five Guys, Bojangles, Church’s, Del Taco, Little Caesars, Subway, Dico’s, Jollibee, Blaze, MOD Pizza, JAB Holding Company, Darden Restaurants, Inspire Brands and Focus Brands, and their respective organizations, partnerships, ventures, sister companies, franchisees, affiliates, franchisee organizations, cooperatives or any organization in which they have an interest and which are involved in the QSR restaurant industry anywhere in the world, or which otherwise compete with Yum Brands, Inc.
(c)“Pre-Termination Period” means the two (2) year period prior to the termination of the Participant’s employment with the Company for any reason whatsoever.
(d)“Retirement” shall have the meaning used in the YUM! Retirement Plan, as then in effect, whether it occurs on the Participant’s Normal Retirement Date or Early Retirement Date, or in the event the Retirement Plan does not apply to the Participant, “Retirement” shall mean termination of employment by the Participant on or after the Participant’s attainment of age 55 and 10 years of service or age 65 and 5 years of service (and not for any other reason). Notwithstanding the definition of Retirement set forth immediately above, if YUM! receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the favorable retirement treatment that applies to this grant under the Plan being deemed unlawful and/or discriminatory, then the Committee will not apply the favorable retirement treatment at the time of the Participant’s termination of employment and the YUM! Stock Appreciation Rights shall automatically expire upon, and no YUM! Stock Appreciation Right may be exercised after, the termination of the Participant’s employment with the Company.
(e)“Special Termination” means with respect to a Participant who has been approved as a franchisee by YUM! or any of its affiliates, the Participant’s termination of employment with the Company (other than a termination by the Company for cause) to become, immediately following such termination, a franchisee of YUM! or one of its affiliates. Participants who do not meet the foregoing requirements will not have a Special Termination.
(f)“Territory” means every country in the world (i) in which the Company conducts business and (i)(A) in which the Participant engaged in, supervised or assisted in, collaborated with, or shared or received the Company’s confidential information regarding any business of the Company on behalf of the Company during the Pre-Termination Period, (B) in which the Participant had management responsibility for the Company during the Pre-Termination Period, (C) in which the Company employed or engaged personnel the Participant directly or indirectly supervised or managed during the Pre-Termination Period, or (D) about or in which the Participant had access to the Company’s confidential information during the Pre-Termination Period or had responsibilities on behalf of the Company within the Pre-Termination Period.

APPENDIX
ADDITIONAL TERMS AND CONDITIONS OF THE
YUM! BRANDS, INC.
FORM OF GLOBAL YUM! STOCK APPRECIATION RIGHTS AGREEMENT
Terms and Conditions
This Appendix includes additional terms and conditions that govern the YUM! Stock Appreciation Right (the “SAR”) granted to the Participant under the Plan if the Participant resides in one of the non-U.S. countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Award Agreement.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2015. Such laws are often complex and change frequently. As a result, YUM! strongly recommends that the Participant not rely on the information in this Appendix as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time that the Participant exercises the SAR or sells shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and YUM! is not in a position to assure the Participant of any particular result. Accordingly, the Participant is advised to seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.
Finally, the Participant understands that if the Participant is a citizen or resident of a country other than the one in which the Participant is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the information contained herein may not apply to the Participant, and YUM! shall, in its discretion, determine to what extent the terms and conditions contained herein shall apply.
AUSTRALIA
Terms and Conditions

Australian Offer Document. The Participant understands that the offering of the Plan in Australia is intended to qualify for exemption from the prospectus requirements under Class Order 14/1000 issued by the Australian Securities and Investments Commission. Participation in the Plan is subject to the terms and conditions set forth in the Australian Offer Document, the Plan and this Award Agreement provided to Participant.

Notification
Securities Law Information. If the Participant acquires shares under the Plan and offers such shares for sale to a person or entity resident in Australia, the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.
BRAZIL
Terms and Conditions
Acknowledgment of Nature of Plan and SARs. This provision supplements Section 7 of the Award Agreement.
By accepting the SAR, the Participant acknowledges that (i) he or she is making an investment decision; (ii) the shares will be issued only if the vesting conditions set forth in this Award Agreement are satisfied and the Participant exercises the SARs prior to their expiration; and (iii) the value of the underlying shares is not fixed and may increase or decrease in value between the Grant Date and exercise of the SARs without compensation to Participant.
Notifications
Exchange Control Information. Participants who are resident or domiciled in Brazil will be required to submit annually a declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include shares acquired under the Plan.
CANADA
Terms and Conditions
Termination of Employment. This provision supplements subsection 7(h) of the Award Agreement.
In the event of the Participant’s involuntary termination of employment (whether or not in breach of local labor laws), the Participant’s right to receive and vest in the SAR under the Plan, if any, will terminate effective as of (1) the date the Participant is no longer actively providing service to YUM! or the Employer, or at the discretion of the Committee, (2) the date the Participant receives notice of termination of service from YUM! or the Employer if earlier than (1), regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to, statutory law, regulatory law and/or common law). The Participant’s right, if any, to acquire shares pursuant to a SAR after termination of employment will be measured by the date of termination of his or her active employment and will not be extended by any notice period mandated under local law. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the SAR.

Data Privacy. The following provision will apply if the Participant is a resident of Quebec and supplements Section 16 of the Award Agreement:
The Participant hereby authorizes YUM! and YUM!’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes YUM! and any Subsidiary or affiliate and the Plan administrator to disclose and discuss the Plan with their advisors. The Participant further authorizes the Employer to record such information and to keep such information in the Participant’s employee file.
French Language Provision. The following provision will apply if the Participant is a resident of Quebec:
The parties acknowledge that it is their express wish that this Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.
Notification
Securities Law Notice. The Participant is permitted to sell shares acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the shares are listed. YUM!’s shares are currently listed on the New York Stock Exchange.
Foreign Asset/Account Reporting Information. Foreign property, including shares, SARs, and other rights to receive shares of a non-Canadian company held by a Canadian resident employee must generally be reported annually on a Form T1135 (Foreign Income Verification Statement) if the total cost of the employee’s foreign property exceeds $100,000 at any time during the year. Thus, if the Participant is a Canadian resident employee, the SARs must be reported – generally at a nil cost - if the $100,000 cost threshold is exceeded because other foreign property is held by the Participant.
CHINA
Terms and Conditions
Exercise. The following supplements Section 3 of the Award Agreement:
All shares subject to the exercised SAR will be immediately sold on the Participant’s behalf pursuant to this authorization and the proceeds of sale, less Tax-Related Items and any broker’s fees or commissions, will be paid to the Participant, by the Employer, through local payroll.

FRANCE
Terms and Conditions
Consent to Receive Information in English. By accepting the SAR, the Participant confirms having read and understood the Plan and Award Agreement, including all terms and conditions included therein, which were provided in the English language. The Participant accepts the terms of those documents accordingly.
En acceptant cette SAR, le Participant confirme avoir lu et compris le Plan et le Contrat y relatifs, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Le Participant accepte les dispositions de ces documents en connaissance de cause.
Notifications

Foreign Asset/Account Reporting Information. Participant must declare all foreign bank and brokerage accounts (including any accounts that were opened or closed during the tax year) in his or her annual income tax return.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 (e.g., to transfer proceeds from the sale of shares acquired under the Plan into France) must be reported to the German Federal Bank (Bundesbank). The report must be filed electronically by the 5th day of the month following the month in which the payment was received. The form of the report (Allgemeine Meldeportal Statistik) can be obtained via the Bundesbank's website (www.bundesbank.de) in English and German. The Participant will be responsible for satisfying this reporting obligation.
.INDIA
Notifications
Exchange Control Information. The Participant understands that he or she must repatriate any proceeds from the sale of shares acquired under the Plan to India within 90 days of receipt. The Participant must also repatriate any dividends received in relation to the shares to India within 180 days of receipt. The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where the Participant deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. It is the Participant's responsibility to comply with applicable exchange control laws in India.
Foreign Asset/Account Reporting Information. The Participant understands that he or she is required to declare foreign bank accounts and any foreign financial assets (including shares held outside India) in his or her annual tax return. The Participant is advised to consult with his or her personal tax advisor to ensure compliance with this requirement.
ITALY
Terms and Conditions

Data Privacy. This provision replaces Section 16 of the Award Agreement:

The Participant understands that the Employer and YUM! and any Subsidiary may hold certain personal information about him or her, including, but not limited to, the Participant's name, home address, telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any Stock or directorships held in YUM!, details of all SARs and other awards or entitlements to shares awarded, canceled, exercised, vested, unvested, settled or outstanding in the Participant's favor (“Data”), for the purpose of implementing, managing and administering the Plan.

The Participant also understands that providing YUM! with Data is necessary for the performance of the Plan and that his or her refusal to provide such Data would make it impossible for YUM! to perform its contractual obligations and may affect Participant's ability to participate in the Plan. The controller of personal data processing is YUM! with registered offices at 1441 Gardiner Lane, Louisville, Kentucky 40213, United States and, pursuant to Legislative Decree no. 196/2003, its representative in Italy for privacy purposes is KFC Italy S.r.l., with registered offices at c/o Cocuzza & Associati, Via San Giovanni Sul Muro 18, Milan.

The Participant understands that Data will not be publicized or used for direct marketing purposes. The Participant further understand that the Employer and YUM! and any Subsidiary will transfer Data among themselves as necessary for the purposes of implementing, administering and managing the Participant's participation in the Plan, and that the Employer and YUM! and any Subsidiary may each further transfer Data to Merrill Lynch or such other stock plan service provider as may be selected by YUM!, which is assisting YUM! with the implementation, administration and management of the Plan. Data may also be transferred to certain other third parties assisting YUM! with the implementation, administration and management of the Plan, including any transfer of such Data as may be required to a broker or other third party with whom the Participant may elect to deposit any shares acquired under the Plan subject to the terms of the Award Agreement. Such recipients may receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Participant's participation in the Plan. The Participant understands that these recipients may be located inside or outside of the European Economic Area, such as in the United States or elsewhere. Should YUM! exercise its discretion in suspending all necessary legal obligations connected with the administration and management of the Plan, it will delete Data as soon as it has completed all of the necessary legal obligations connected with such administration and management of the Plan.

The Participant understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions, as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/2003.

The use, processing and transfer of Data abroad, including outside of the European Economic Area, as herein specified and pursuant to applicable laws and regulations, does not require the Participant's consent thereto, as such use, processing and transfer is necessary to performance of contractual obligations related to implementation, administration, and management of the Plan, as discussed above. The Participant understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, the Participant has the right, including but not limited to, access, delete, update, correct, or terminate, for legitimate reason, the use, processing and transfer of Data. For more information on the collection, use, processing and transfer set forth in this document, the Participant understands that he or she may contact the human resources representative designated by the Employer and/or YUM!.

Grant Document Acknowledgment. In accepting the SAR, the Participant acknowledges that he or she has received a copy of the prospectus (also referred to as the Memorandum) and the Award Agreement and has reviewed the documents in their entirety and fully understands and accepts all provisions contained therein.

The Participant further acknowledges that he or she has read and specifically and expressly approves the following provisions of the Award Agreement: Section 2 Exercisability; Section 4 Effect of Termination of Employment, Death and Retirement; Section 6 Responsibility for Taxes; Section 7 Nature of Grant; Section 19 Governing Law & Venue; Section 24 Appendix and the Data Privacy section of this Appendix (above).

Notifications

Foreign Asset/Account Reporting Information. If the Participant holds investments abroad or foreign financial assets (e.g., shares acquired under the Plan or cash from the sale of such shares, etc.) that may generate income taxable in Italy, the Participant is required to report them on his or her annual tax returns (UNICO Form, RW Schedule) or on a special form if no tax return is due, irrespective of their value.

Foreign Asset Tax Information. The value of the financial assets (e.g., shares acquired under the Plan or cash from the sale of such shares, etc.) held outside of Italy by Italian residents is subject to a foreign asset tax levied at an annual rate of 0.2%. The taxable amount will be the fair market value of the financial assets assessed at the end of the calendar year.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. The Participant is required to report details of assets held outside of Japan as of December 31st, including shares acquired under the Plan, to the extent such assets have a total net fair market value exceeding €50,000. The report will be due by March 15th each year. The Participant is advised to consult with his or her personal tax advisor to ensure compliance with this requirement.
KOREA
Notifications
Exchange Control Information. Exchange controls require Korean residents who receive US$500,000 or more from the sale of shares or the receipt of dividends to repatriate the proceeds to Korea within 18 months of the sale/receipt.
Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the value of such accounts exceeds KRW 1 billion (or an equivalent amount in foreign currency). The Participant is advised to consult with his or her personal tax advisor to ensure compliance with this requirement.
RUSSIA
Terms and Conditions
U.S. Securities Transaction. The Participant understands that this award of SARs shall be valid and the Award Agreement shall be concluded and become effective only when the Award Agreement is received electronically or otherwise by YUM! in the United States.
Notifications
Securities Law Information. This Appendix, the Award Agreement, the Plan and all other materials that the Participant may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of securities pursuant to the Plan has not and will not be registered in Russia; hence, the securities described in any Plan-related documents may not be used for offering or public circulation in Russia. In no event will shares acquired under the Plan be delivered to the Participant in Russia; instead, all shares acquired upon exercise of the SAR will be maintained on the Participant’s behalf in the United States. The Participant is not permitted to sell shares acquired under the Plan directly to a Russian legal entity or resident.
Exchange Control Notification. Under current exchange control regulations, within a reasonably short time after sale of shares acquired under the Plan, the Participant must repatriate the sale proceeds to Russia. Such sale proceeds must be credited initially to the Participant through a foreign currency account at an authorized bank in Russia. After the sale proceeds are initially received in Russia, the funds may be further remitted to foreign banks in accordance with Russian exchange control laws.
The Participant should consult his or her personal advisor before remitting any sale proceeds to Russia, as exchange control requirements may change.
SINGAPORE
Notifications
Securities Law Notification. The SAR was granted to the Participant pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Singapore Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). Neither the Award Agreement nor the Plan have been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that his or her SAR is subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale of the shares in Singapore, or any offer of such subsequent sale of the shares underlying the SAR unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA (Chapter 289, 2006 Ed.).
Director Notification. If the Participant is a director, associate director or shadow director of a Subsidiary or other related company in Singapore, then the Participant is subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore Subsidiary in writing when the Participant receives an interest (e.g., SARs, shares) in YUM! or any related company. In addition, the Participant must notify the Singapore Subsidiary or other related company when he or she sells shares of YUM! or any related company (including when the Participant sells shares acquired under the Plan). These notifications must be made within two (2) business days of acquiring or disposing of any interest in YUM! or any related company. In addition, a notification must be made of the Participant’s interests in YUM! or any related company within two (2) business days of becoming a director.
SOUTH AFRICA
Terms and Conditions
Responsibility for Taxes. The following provision supplements Section 6 of the Award Agreement:
By accepting the SAR, the Participant agrees that, immediately upon exercise of the SAR, he or she will notify the Employer of the amount of any gain realized. If the Participant fails to advise the Employer of the gain realized upon exercise, the Participant may be liable for a fine. The Participant will be solely responsible for paying any difference between the actual tax liability and the amount withheld by the Employer.

SPAIN
Terms and Conditions
Nature of Grant. The following provision supplements Section 7 of the Award Agreement:
In accepting the SAR, the Participant consents to participate in the Plan and acknowledges that she or he has received a copy of the prospectus (also referred to as the Memorandum) and that the Plan will be provided upon request.
The Participant understands that YUM! has unilaterally, gratuitously and discretionally decided to grant SARs under the Plan to select individuals who meet the eligibility requirements set forth in the Plan. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind YUM! or any Subsidiary, other than to the extent set forth in the Award Agreement. Consequently, the Participant understands that the SAR is granted on the assumption and condition that the SAR and any shares acquired upon exercise of the SAR are not part of any employment contract (either with YUM! or any Subsidiary) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from any gratuitous and discretionary grant of the SAR since the future value of the underlying shares is unknown and unpredictable. In addition, the Participant understands that the SAR would not be granted to him or her but for the assumptions and conditions referred to herein; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of this SAR shall be null and void.
Further, this SAR is a conditional right to shares and can be forfeited in the case of, or affected by, the Participant’s termination of employment. This may be the case, for example, even if (1) Participant is considered to be unfairly dismissed without good cause; (2) Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (3) Participant terminates service due to a change of work location, duties or any other employment or contractual condition; (4) Participant terminates service due to a unilateral breach of contract by YUM! or a Subsidiary; or (5) Participant's employment terminates for any other reason whatsoever.. Consequently, upon termination of the Participant’s employment for any of the reasons set forth above, the Participant may automatically lose any rights to the unvested SARs granted to the Participant as of the date of his or her termination of employment and/or may have a shortened period of time within which to exercised vested SARs, unless otherwise provided in Section 4 of the Award Agreement.
Notifications
Exchange Control Notification. The Participant must declare the acquisition of shares to the Dirección General de Comercio e Inversiones (the “DGCI”), which is a department of the Ministry of Industry, Tourism and Commerce, for statistical purposes. The Participant must also declare ownership of any shares by filing a Form D-6 with the Directorate of Foreign Transactions each January while the shares are owned. In addition, the sale of shares must also be declared on Form

D-6 filed with the DGCI in January, unless the sale proceeds exceed the applicable threshold, in which case, the filing is due within one month after the sale.
Foreign Asset/Account Reporting Information. The Participant is required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), as well as the shares held in such accounts if the value of the transactions during the prior tax year or the balances in such accounts as of December 31 of the prior tax year exceed €1,000,000.

Further, effective January 1, 2013, to the extent that the Participant holds shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31 each year, the Participant will be required to report information on such assets in his or her tax return (tax form 720) for such year. After such shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported shares or accounts increases by more than €20,000. If the value of such shares and/or accounts as of December 31 does not exceed €50,000, a summarized form of declaration may be presented.
Securities Law Notification. The grant of SARs and the shares issued pursuant to the exercise of the SAR are considered a private placement outside of the scope of Spanish laws on public offerings and issuances of securities.
SWITZERLAND
Notifications
Securities Law Notification. The SAR offered is considered a private offering in Switzerland; therefore, it is not subject to registration in Switzerland.
THAILAND
Notifications
Exchange Control Information. The Participant must immediately repatriate the proceeds from the sale of shares and any dividends to Thailand immediately upon receipt if the amount of received in a single transaction is US$50,000 or more. The Participant must then either convert the funds to Thai Baht or deposit the amount in a foreign currency deposit account maintained by a bank in Thailand within 360 days of repatriating the amount to Thailand. If the repatriated amount is US$50,000 or more, the Participant must report the inward remittance by submitting the Foreign Exchange Transaction Form to the authorized agent or the Bank of Thailand. The Participant is solely responsible for complying with applicable exchange control rules in Thailand and is advised to consult with his or her personal advisor to ensure such compliance.
TURKEY
Notifications

Securities Law Information. The Participant is not permitted to sell shares acquired under the Plan in Turkey. The Participant must sell such shares outside of Turkey. The Stock is currently traded on the New York Stock Exchange under the ticker symbol “YUM” and shares may be sold on this exchange, which is located outside of Turkey.

Exchange Control Information. Pursuant to Decree No. 32 on the Protection of the Value of the Turkish Currency (“Decree 32”) and Communique No. 2008-32/34 on Decree 32, any activity related to investments in foreign securities (e.g., the sale of shares acquired under the Plan and the receipt of dividends) must be conducted through a bank or financial intermediary institution licensed by the Turkish Capital Markets Board and should be reported to the Turkish Capital Markets Board. The Participant is solely responsible for complying with Turkish exchange control requirements and is advised to contact a personal legal advisor for further information regarding these requirements.
UNITED ARAB EMIRATES (DUBAI)
Notifications
Securities Law Notification. The offer of SARs under the Plan is made only to individuals who satisfy the definition of Eligible Individuals in the Plan, and constitutes an “exempt personal offer” of equity incentives to employees in the United Arab Emirates. This Award Agreement, the Plan and any other documents related to the SARs are intended for distribution only to Eligible Individuals and must not be delivered to, or relied on, by any other person.

The Emirates Securities and Commodities Authority and/or the Central Bank have no responsibility for reviewing or verifying any documents in connection with this statement. The Ministry of Economy, the Dubai Department of Economic Development, the Emirates Securities and Commodities Authority, Central Bank and the Dubai Financial Securities Authority have not approved this statement, the Plan, this Award Agreement or any other documents related to the SARs or taken steps to verify the information set out therein and have no responsibility for such documents.

If the Participant does not understand the contents of this Award Agreement or the Plan, the Participant should consult his or her personal financial advisor.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following supplements Section 6 of the Award Agreement:
The Participant agrees that if payment or withholding of the income tax due with respect to the exercise of the SAR is not made within ninety (90) days after the end of the tax year in which the event giving rise to the liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax liability shall constitute a loan owed by the Participant to the Employer, effective as of the Due Date. The Participant agrees that the loan will bear interest at the then-current official rate of Her Majesty’s Revenue & Customs (“HMRC”), it will be immediately due and repayable, and YUM! or the Employer may recover it at any time thereafter by any of the means referred to in Section 6 of the Award Agreement.
Notwithstanding the foregoing, if the Participant is a director or executive officer of YUM! (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the Participant shall not be eligible for a loan from YUM! to cover the unpaid income tax. In the event that the Participant is a director or executive officer and income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax liability will constitute a benefit to the Participant on which additional income tax and National Insurance contributions (“NICs”) will be payable. The Participant will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Employer for the value of any NICs due on this additional benefit. The Participant acknowledges that YUM! or the Employer may recover the NICs by any of the means referred to in Section 6 of the Award Agreement.
VIETNAM
No country-specific provisions, provided the Participant is not a Vietnamese national. If the Participant is a Vietnamese national, different terms and conditions apply.
* * *
By electronically accepting the grant of the Stock Appreciation Rights and participating in the Plan, the Participant agrees to be bound by the terms and conditions in the Plan and this Award Agreement.

YUM! BRANDS, INC.

By:
Tracy Skeans
YUM! Brands, Inc., Chief Operating Officer and Chief People and Culture Officer